Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-109414) pertaining to the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan of our report dated July 15, 2005, with respect to the financial statements and schedules of the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2005.

Rogers, Arkansas
July 29, 2005